UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  April 5, 2005

(Date of earliest event reported)

SOUTHWEST WATER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-8176	95-1840947
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Wilshire Building
624 South Grand Avenue, Suite 2900
Los Angeles, California 90017-3782
(Address of principal executive offices, including zip code)

(213) 929-1800
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On April 5, 2005, Southwest Water Company (the “Company”) entered into an Independent Consultant Agreement with DJAX, Inc., a company owned by Mr. Richard J. Shields (“Consultant”), the Company’s then Chief Financial Officer.  As noted below, Mr. Shields resigned as the Company’s Chief Financial Officer effective as of April 8, 2005.

Pursuant to the terms of the Independent Consultant Agreement, Consultant will provide to the Company consultancy and advisory services, consisting primarily of functioning as a resource for the Company’s finance department (the “Services”), for a term commencing on April 8, 2005 and ending on December 31, 2005, subject to earlier termination by either party upon fifteen days’ notice (the “Term”).  In consideration for the Services, the Company will pay Consultant $2,000 per day.  In addition, any stock options previously issued to Consultant and existing under the Company’s Second Amended and Restated Stock Option Plan will continue to vest throughout the Term.

The Company entered into a Severance Compensation Agreement on April 8, 2005 with Cheryl Clary, the Company’s newly-appointed Chief Financial Officer, which provides a benefit of 2.99 times her salary in the event of certain change of control events of the Company.  The form of the agreement has been previously filed as Exhibit 10.6A to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of April 8, 2005, Mr. Richard J. Shields resigned as the Company’s Chief Financial Officer.

Ms. Cheryl L. Clary, age 49, the Company’s Vice President – Finance since October 2004, has been promoted to the position of Chief Financial Officer, effective as of April 8, 2005.  Prior to joining the Company in October 2004, Ms. Clary served as chief financial officer of Del Richardson and Associates, a professional service business from October 2002 to October 2004.  From 2000 to 2001, she was Managing Director of the Los Angeles office of Jefferson Wells International, a management consulting firm.  From 1981 to 2000, Ms. Clary held senior level finance and operational management positions at Atlantic Richfield Company (ARCO), an oil and gas corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 11, 2005

SOUTHWEST WATER COMPANY

By:	/s/ Shelley A. Farnham
Shelley A. Farnham
Vice President —Human Resources and Secretary